Stephen C. Tobias
Vice Chairman and Chief Operating Officer
Norfolk Southern Corporation
Special Securities Analyst Meeting
Brosnan Forest, S.C.
February 27, 2003

Thank you and good morning, and again, welcome to Brosnan Forest. I encourage you to take advantage of the many outdoors activities we have to offer.

As some of you have commented, Brosnan Forest is indeed a unique facility. Founded here some 47 years ago on fallow-forested swampland, Brosnan Forest has been and continues to be a key element in management teambuilding that has made Norfolk Southern organizationally strong like few others. A railroad management icon, Bill Brosnan, as you know, was a legendary business innovator. In addition to his many process and equipment improvements, Bill Brosnan recognized that a cohesive, focused, and united group of employees was central to the success of the company. He started "The Forest" as a place to mingle, first with customers, then with employees, on a personal basis to discuss each other's concerns, solutions and ideas, both big and small. Many of the improvements, cost savings ideas, and strategic initiatives were inspired in meetings right here. We continue that tradition with great success. Department, cross departmental, and customer conference sessions are conducted continuously and reap an abundant harvest. The friendly and receptive employees you have met while here are no different with any other group that meets at Brosnan Forest, and are indicative of open dialogue employees enjoy throughout our company.

Operationally, 2002 was our year of convergence. Systems that were many years in the making were fully operational in 2002. Train schedules are now routinely and dynamically adjusted to fit changing customer needs and the changing economic environment. And we can now proactively evaluate infrastructure, facilities and other cost areas for improvement and rationalization. Before looking at some examples let me first bring you up to date on safety.

The rail industry has come a long way in improving safety. Once not known for safety, you can now see that the rail industry ranks as one of the most safety conscious industries. Because of our history, early railroad entrepreneurs, the Harriman family, developed a safety recognition award system that acted as the catalyst to independent and industry joint safety programs that continue to progress the safe work environment. For example

For 2002, NS achieved an 11% reduction in reportable injuries and total injuries, year over year. This resulted in an industry-leading ratio of 1.2 injuries per 200,000 man-hours, which positions us for a fourteenth consecutive Harriman gold medal award. The official results will not be announced until May.

This slide shows that injuries on the NS system continue their decline as we work for a 100 percent safe environment. For 2003 we have begun anew our efforts for zero injuries and accidents.

Now, let's take a look at our standard measures. I'll ask you to pay particular attention to the blue lines on the first three slides, as they indicate 2002's performance.

System average train speed improved year over year.

Cars on-line have achieved a state of equilibrium due to the improved operating systems (TYES, TOP and TLS) and continue to decline.

And, as shown here, the same is true for system average terminal dwell time.

Looking at year over year comparisons, we see continued improvements in all categories. Cars on line improved 6.6% for an annual average of 185,745. Train speed and terminal dwell showed 4.8% and 5.7% improvements respectively.

As you can see in this year over year comparison, we've been successful in the press for consistent improvements.

  merchandise trains, 18 points,
  net revenue improved 1.6%,
  6.3% fewer employees,
  6.6% fewer cars on line,
  equipment rents expense reduced by 14.4%
  a 4.8% improvement in average train speed,
  a 5.7% improvement in average terminal dwell time
  and crew productivity, 2.6%

In summary, we continue to work to improve every key measure, and we're ready to respond to the economy. From an operating perspective '02 has been a good year, however, as you can see, there is more up to go and that is our focus. Our focus remains on consistency and reliability, which of course are critical for us and our customers.

As you can see from the agenda, Mark Manion, Tony Ingram, Debbie Butler and Fred Ehlers will speak to some of the detail about Customer Service and the Thoroughbred Operating Plan, how it is working in practical application, and where we are taking it.

Thank you.